E-LOAN, Inc. Reports Record Revenues and Profit
in Second Quarter 2003

Second Quarter Total Revenue of $45.9 Million Up 119% From Q2 2002;Second
Quarter Net Income of $8.1 Million Up 837% from Q2 2002;
Diversified Product Revenue of $21.2 Million Up 104% From Q2 2002;Results
$0.01 Better Than the Top Range of Mid-June Guidance

        Dublin, Calif. – July 24, 2003 – E-LOAN, Inc. (Nasdaq: EELN), a consumer direct lender and debt advisor, today reported that it achieved record revenues and profit in the second quarter ended June 30, 2003, made significant progress in diversified product revenue – comprised of purchase and non-prime mortgage, home equity and auto loans – and marked its seventh consecutive profitable quarter.

        Revenues for the second quarter of 2003 were $45.9 million, up 119 percent from the $21.0 million reported in the second quarter of 2002. Net income for the second quarter of 2003 was $8.1 million or $0.13 per share basic and $0.12 per share diluted on 60.2 million basic and 66.7 million diluted shares. This compares with a net income of $0.9 million or $0.02 per share basic and $0.02 per share diluted on 58.1 million basic and 59.1 million diluted shares during the second quarter of 2002.

        “What’s most exciting about our outstanding financial performance in the second quarter of 2003 is the dramatic growth in our diversified product revenue – comprised of purchase and non-prime mortgage, home equity and auto loans – which grew to $21 million, up 104 percent from the second quarter of 2002 and up 41 percent from the first quarter of 2003,” said Chris Larsen, E-LOAN’s Chairman and Chief Executive Officer. “In fact, our diversified product revenue in the second quarter of 2003 exceeded the total revenue for the entire company in the same quarter last year. We believe this performance is a strong indicator that consumers are increasingly adopting online lending and that the growth of the online loan category is a powerful long-term trend that transcends short-term interest rate cycles.”

        Larsen continued, “The cornerstone of our diversified product revenue growth in the second quarter of 2003 was the surge in our purchase mortgage funded volume, up 67 percent from the first quarter of 2003 and up 117 percent from the second quarter of 2002. This achievement demonstrates that our focus on great rates and consistent, high quality service delivery provides a confidence-inspiring experience for homebuyers and their REALTORS®, enabling us to attract purchase mortgage shoppers and convert them into funded transactions.”

        “Based on the strong growth in our diversified product revenue and the current favorable refinance market, I’m pleased to report that we are once again raising our financial guidance for fiscal year 2003,” said Matt Roberts, E-LOAN’s Chief Financial Officer. “We now expect 2003 net income of approximately $25 million or $0.37 earnings per share versus the guidance of $0.35 earnings per share we issued just last month. We expect 2003 revenue of approximately $165 million versus our June guidance of $155 million.”

Discussion of Q2 2003 Results

E-LOAN’s revenues are primarily from the gain on sale of first mortgage, home equity and auto loans that we originate, fund and then sell. We also earn interest income on mortgage and home equity loans from the time of funding through the time of sale.

Revenues totaled $45.9 million, an increase of 119 percent compared to revenues of $21.0 million in the same period last year, and up 27 percent compared to revenues of $36.0 million in the prior quarter. Diversified product revenue was 46 percent of total revenue in the second quarter of 2003 compared to 42 percent in the prior quarter and 49 percent for the second quarter of 2002.

Components of Revenue ($ in thousands)	Q2 2003		Q1 2003		Q2 2002
	$ Total	% of Revenue	$ Total	% of Revenue	$ Total	% of Revenue
Mortgage	$31,505	69%	$23,852	66%	$11,738	56%
Interest Income on Mortgage	5,152	11%	4,864	14%	2,985	14%
Home Equity	5,334	12%	3,939	11%	3,267	16%
Interest Income on Home Equity	682	1%	424	1%	519	2%
Auto	2,817	6%	2,655	7%	2,250	11%
Other *	393	1%	255	1%	227	1%
Total	$45,883	100%	$35,989	100%	$20,986	100%

* Other revenue comes from credit card monitoring service, personal loan and student loan referrals

During the second quarter, we sold 19,198 loans with a value of $1.6 billion. Closed loan volume from diversified products was 47 percent of total closed loan volume in the second quarter of 2003 compared to 45 percent in the prior quarter and 45 percent in the second quarter 2002. The auto loan sold volume numbers include $115.1 million sold to the qualified special purpose entity during the quarter with $1.7 million in related gain on sale. The following table provides unit and volume statistics for the second quarter of 2003.

Loan Volume ($ in millions)	# of Loans Closed	$ Volume of Loans Closed	# of Loans Sold	$ Volume of Loans Sold
Mortgage	5,953	$1,260	5,966	$1,215
Auto	8,764	$165	8,770	$165
Home Equity	4,616	$198	4,462	$192
Total	19,333	$1,623	19,198	1,572

Operations expenses – the fixed and variable costs of processing loan transactions – totaled $20.5 million or 45 percent of revenue in the second quarter compared to $11.3 million or 54 percent of revenue in the same period last year. Of the $20.5 million in total operations expenses, $10.6 million was non-interest mortgage related expense, $2.5 million was mortgage interest expense, $3.7 million was auto-related expense, $3.2 million was non-interest home equity related, and $0.5 million was home equity interest expense. In the quarter, auto operations expenses included a one-time expense of approximately $1.0 million related to the transition of auto operations from Florida to California. We completed that transition in June, which resulted in a total expense of $1.3 million for the six months ended June 30, 2003.

Our direct margin is defined as revenue minus variable and fixed operations expense. The following table provides detail of direct margin classified by revenue-related categories, both in dollars and expressed as a percentage of its related revenue.

Direct Margins ($ in thousands)	Q2 2003		Q1 2003		Q2 2002
	$ Total	% of Revenue	$ Total	% of Revenue	$ Total	% of Revenue
Mortgage	$20,892	66%	$15,350	64%	$5,771	49%
Mortgage Interest Margin	2,647	51%	2,466	51%	1,684	56%
Home Equity	2,164	41%	909	23%	1,423	44%
Home Equity Interest Margin	151	22%	136	32%	278	54%
Auto	(885)	(31%)	(128)	(5%)	310	14%
Other	393	100%	255	100%	193	85%
Total	$25,362		$18,988		$9,659

Sales and marketing expenses totaled $11.4 million or 25 percent of revenue in the second quarter compared to $6.1 million or 29 percent of revenue for the same period last year.

Technology expenses were $2.3 million or 5 percent of revenue in the second quarter compared to $1.2 million or 6 percent of revenue for the same period last year.

General and administrative expenses were $2.8 million or 6 percent of revenue in the second quarter compared to $1.3 million or 6 percent of revenue for the same period last year.

Total assets at the end of the quarter were $387.3 million, which includes cash and cash equivalents of $43.9 million of which $2.5 million is restricted, and loans held-for-sale of $301.2 million.

Total liabilities at the end of the quarter were $315.4 million and included $293.5 million in borrowings related to mortgage, home equity and auto loans held-for-sale. Total stockholders’ equity at the end of the quarter was $71.9 million.

Conversion Statistics

We release conversion rates on a one-quarter lagged basis because of the lag time that can exist between the time an application is submitted and the time the associated loan actually funds. Our conversion rates are based on a static pool analysis calculated by dividing the number of qualified applications received in the quarter by the number of funded loans that resulted from those applications. The following table provides the conversion percentages for the first quarter of 2003.

Q1'03 Conversion %

Mortgage
Pre-Approval	7%
Purchase	23%
Refinance	30%
Total Mortgage	20%
Home Equity	27%
Auto	15%

Financial Guidance

The following guidance and revenue growth targets are based on E-LOAN’s current expectations as of July 24, 2003 and do not reflect the potential impact of events that may occur after July 24, 2003. The company assumes no duty to update any forward-looking statements contained in this press release.

We are pleased to increase our revenue and net income guidance for fiscal year 2003. We now expect 2003 total revenue of $165 million and net income of $25.1 million or $0.37 earnings per share.

The following assumptions support our 2003 financial guidance.

According to the most recent Mortgage Banker’s Association (MBA) forecast [July 2003], refinance volume was expected to decline 3% in the third quarter with a further decline of 25% in the fourth quarter of 2003. However, that forecast did not anticipate the recent significant increase in rates to occur until the first quarter of 2004 at which point the MBA forecast refinance volume will be down 52% from last quarter’s record volume. As a result, we anticipate that the actual overall market decline in refinance volume may exceed the July 2003 MBA forecast. We expect our prime refinance loan volumes will be similar to the second quarter’s record level in the third quarter and to decline approximately 25% in the fourth quarter.

We expect continued strong growth in our purchase mortgage volume of approximately 15% in Q3 and a further increase of 10% in the fourth quarter of 2003.

The second quarter of 2003 was our all time record for mortgage revenue per loan. As we have mentioned in prior guidance, we expect our revenue per mortgage loan and interest spread to trend down throughout 2003 to historical levels. This trend is a normal component of a declining refinance market, as the level of capacity increases to meet demand and overall competitive pricing pressure increases.

Home equity loan volume is also expected to continue its strong growth as consumers opt for that loan type versus a cash-out refinance to meet their needs. With the transition of our auto operations from Florida to California complete and the support of an expanded credit facility in place, we expect auto loan volume to grow 20 percent in both the third and fourth quarters of 2003.

We expect to continue an aggressive marketing spend to build on the demand momentum in our diversified revenue products and capture the remaining refinance mortgage opportunity.

Given the above assumptions, we expect 2003 total revenue to grow to approximately $165 million – representing a 60 percent improvement over 2002 results on a substantially different revenue mix. Prime mortgage refinance revenue is expected to account for 48 percent of our total revenue in 2003 – down from 58 percent in 2002. We expect revenue from diversified products of approximately $85.8 million in 2003 – representing a 98 percent improvement over 2002 diversified product revenue. This represents a 17% improvement over our prior guidance [April 2003] for total diversified revenue, and a growth level well ahead of our targeted 50% annual growth rate for diversified revenue.

We expect 2003 net income of approximately $25.1 million or $0.37 earnings per share on approximately 68.5 million diluted shares in 2003 – representing a 135 percent improvement over 2002 net income.

Our goal is to grow our diversified product revenues by 50 percent per year through 2005, while increasing our share of the prime mortgage refinance market each year.

A compounded 50 percent annual growth rate on our diversified product revenues over expected 2003 results would produce over $190 million in revenue on just these diversified products by 2005.

The following table provides a more detailed overview of our 2003 forward guidance:

E-LOAN, Inc.
2003 Guidance
(in millions except loans and per share data)

	Actual Q1 '03	Actual Q2 '03	Guidance Q3 '03	Guidance Q4 '03	Guidance 2003

Loans Closed and Sold
Mortgage	4,944	5,966	6,130	5,474	22,514
Home Equity	3,795	4,462	5,001	5,522	18,780
Auto	8,838	8,770	10,343	12,377	40,328

Total Loans	17,577	19,198	21,474	23,373	81,622

Revenue
Mortgage	23.9	31.5	28.2	21.3	104.9
Mortgage Interest	4.9	5.2	5.8	5.7	21.5
Home Equity	3.9	5.3	6.3	6.9	22.5
Home Equity Interest	0.4	0.7	1.0	1.0	3.1
Auto	2.7	2.8	2.7	3.5	11.7
Other	0.3	0.4	0.4	0.4	1.4

Total Revenue	$36.0	$45.9	$44.3	$38.9	$165.0

Mortgage Refinance
% of Total Revenue (1)	58%	54%	47%	34%	48%

Net Income	$6.3	$8.1	$7.1	$3.5	$25.1

Diluted Weighted Average Shares	63.2	66.7	69.0	69.0	68.5
Earnings Per Share	$0.10	$0.12	$0.10	$0.05	$0.37
Direct Margin (expressed as a % of component
revenue)
Mortgage	64%	66%	63%	55%	63%
Mortgage Interest	51%	51%	45%	38%	46%
Home Equity	23%	41%	50%	51%	43%
Home Equity Interest	32%	22%	28%	19%	24%
Auto	-5%	-31%	5%	22%	-1%
Other	100%	100%	100%	100%	100%

Total Direct Margin	53%	55%	54%	49%	53%

Other Expenses (expressed as a % of total revenue)
Sales & Marketing	24%	25%	26%	26%	25%
Technology	5%	5%	5%	6%	5%
G & A	5%	6%	6%	7%	6%

(1) Represents prime first mortgage refinance loans with associated interest income as a percent of Total Revenue.

Conference Call and Webcast

        Chris Larsen, Chairman and CEO of E-LOAN, will host a conference call to discuss the company’s second quarter results today, July 24 at 7:30 a.m. (PDT). Please dial (210) 234-0002 at 7:25 a.m. (PDT) and reference the pass code “E-LOAN.” A replay of the call will be available after 9:00 a.m. (PDT) on July 24, 2003 until 11:59 p.m. (PDT), August 1, 2003. The replay may be accessed by dialing (402) 998-1648. A live webcast, replay of the conference call and accompanying slide presentation will be available via the investor relations section of the company’s website at www.eloan.com.

This news release contains forward-looking statements based on current expectations that involve risks and uncertainties. E-LOAN’s actual results may differ from the results described in the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, general conditions in the mortgage and auto industries, interest rate fluctuations, and the impact of competitive products. These and other risk factors are detailed in E-LOAN’s periodic filings with the Securities and Exchange Commission.

About E-LOAN, Inc.

E-LOAN, Inc. is a consumer direct lender and debt management advisor dedicated to providing borrowers across the credit spectrum with a more enjoyable and affordable way to obtain mortgage, auto and home equity loans. By making credit scores freely available to consumers and integrating them with a suite of sophisticated advice tools, E-LOAN is pioneering the nascent debt management advice category — helping consumers proactively manage their loan portfolios to lower their overall borrowing costs. The company relentlessly advocates eliminating the dumb processes, fees, hassle, haggle and lack of transparency traditionally associated with the consumer loan experience. Protecting consumers’ financial privacy is a paramount concern, prompting E-LOAN to implement industry leading privacy practices and join hands with consumer groups in an effort to enact strong consumer financial privacy protection laws. Consumers can log onto www.eloan.com or call 1-888-E-LOAN-22 to access E-LOAN’s products, services and team of dedicated loan and debt advice professionals. E-LOAN, Inc., which has delivered seven consecutive profitable quarters through the second quarter of 2003, is publicly traded on the Nasdaq National Market under the symbol EELN. From inception through June 2003, E-LOAN has originated and sold over $16.0 billion in consumer loans. REALTOR® — A registered collective membership mark that identifies a real estate professional who is a member of the National Association of REALTORS® and subscribes to its strict Code of Ethics.

(Statement of Operations and Balance Sheet to follow)
# # #

E-LOAN, Inc.
Statement of Operations
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Revenues	$45,883	$20,986	$81,872	$41,752
Operating Expenses
Operations	20,521	11,327	37,524	22,179
Sales & marketing	11,433	6,138	19,925	11,275
Technology	2,294	1,240	3,980	2,669
General & administration	2,807	1,347	4,730	2,980
Total operating expenses	37,055	20,052	66,159	39,103
Income from operations	8,828	934	15,713	2,649
Other income, net	286	39	548	(18)
Income before taxes	9,114	973	16,261	2,631
Income taxes	(1,038)	(29)	(1,853)	(83)
Net income	$8,076	$944	$14,408	$2,548
Net income per share:
Income per share
Basic	$0.13	$0.02	$0.24	$0.05
Diluted	$0.12	$0.02	$0.22	$0.04
Weighted average shares
Basic	60,177	58,084	59,888	56,057
Diluted	66,708	59,064	65,302	57,387

E-LOAN, Inc.
Balance Sheet
(in thousands)

	June 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents ($2,500 restricted cash)	$43,880	$36,321
Loans held-for-sale	301,192	393,386
Accounts receivable, prepaids and other current assets	24,658	10,779

Total current assets	369,730	440,486
Fixed assets, net	8,576	6,262
Retained interests in auto loans - trading	8,999	3,969
Deposits	22	1,319

Total assets	$387,327	$452,036

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Warehouse and other lines payable	$293,491	$383,647
Accounts payable, accrued expenses and other liabilities	17,803	12,339

Capital lease obligation	--	10

Notes payable	4,150	--

Total current liabilities	315,444	395,996

Total liabilities	315,444	395,996

Stockholders' equity:
Common stock	61	59
Additional paid-in-capital	263,627	262,194
Accumulated deficit	(191,805)	(206,213)

Total stockholders' equity	71,883	56,040

Total liabilities and stockholders' equity	$387,327	$452,036